Exhibit 99.1
Astec Industries, Inc.
News Release
1725 Shepherd Road | Chattanooga, TN  37421 | Phone (423) 899-5898 | Fax (423) 899-4456

ASTEC INDUSTRIES REPORTS FOURTH QUARTER AND 2014 RESULTS

CHATTANOOGA, Tenn. (February 24, 2015) - Astec Industries, Inc. (Nasdaq:  ASTE) today reported results for their fourth quarter and year ended December 31, 2014.  Net sales for the fourth quarter of 2014 were $239.5 million compared to $223.9 million for the fourth quarter of 2013, a 7.0% increase.  Net income attributable to controlling interest for the fourth quarter of 2014 was $8.5 million or $0.37 per diluted share compared to $8.3 million or $0.36 per diluted share in the fourth quarter of 2013, an increase of 2.4%.

Domestic sales increased 6.5% to $151.6 million for the fourth quarter of 2014 from $142.4 million for the fourth quarter of 2013.  International sales increased 7.9% to $87.9 million for the fourth quarter of 2014 from $81.5 million for the fourth quarter of 2013.

Net sales for 2014 were $975.6 million compared to $933.0 million for 2013, an increase of $42.6 million.  Net income attributable to controlling interest for 2014 was $34.5 million or $1.49 per diluted share compared to $39.0 million or $1.69 per diluted share for 2013, a 11.5% decrease.

Domestic sales increased 9.2% to $654.2 million for 2014 from $599.1 million for 2013.  International sales were $321.4 million for 2014 compared to $333.9 million for 2013, a 3.7% decrease.

The Company's domestic backlog increased 10.8%, from $200.7 million at December 31, 2013 to $222.4 million at December 31, 2014.  The international backlog at December 31, 2014 was $109.7 million compared to $97.5 million at December 31, 2013 for an increase of 12.4%.  Total backlog increased 11.4% to $332.1 million at December 31, 2014 from $298.2 million at December 31, 2013.

Consolidated financial information for the quarter and year ended December 31, 2014 and additional information related to segment revenues and profits are attached as addenda to this press release.

Commenting on the announcement of quarterly and annual results, Benjamin G. Brock, Chief Executive Officer, stated, "We were pleased with our bottom line results during the 4th Quarter of 2014, especially given the continued instability in the federal highway funding. With regards to our top line, we were pleased to grow our reported revenues to a record $975.6 million.  We are improving operationally and it is starting to show up in higher gross margins.  This, along with our record $332.1 million backlog, has us optimistic on our first half of 2015. With regards to federal highway funding, we believe that there is momentum in Washington DC to get a long-term bill of some kind passed this year.  With this development we are cautiously optimistic for the balance of 2015."

Mr. Brock continued, "Orders so far in 2015 have been steady with the exception of products targeted at the oil exploration industry due to the well-publicized decrease in the price of oil.  As a result we have made the difficult decision to consolidate all GEFCO operations in Enid, Oklahoma and to close our Loudon, Tennessee operation effective May 31, 2015.  We will work to place our Loudon employees with our other companies wherever possible.  This closure will result in cost savings in 2015 that will outweigh the cost of closing the facility.  Our balance sheet remains strong with a positive net cash position. We are continuing our acquisition efforts and will work to add companies that represent strategic fits for our business during 2015."

Investor Conference Call and Web Simulcast
Astec will conduct a conference call on February 24, 2015, at 10:00 A.M. Eastern Time to review its December 31, 2014 results as well as current business conditions.  The number to call for this interactive teleconference is (877) 407-9210.  International callers should dial (201) 689-8049.   Please reference Astec Industries.

The company will also provide an online Web simulcast and rebroadcast of the conference call.  The live broadcast of Astec's conference call will be available online at the Company's website:  www.astecindustries.com/conferencecalls. An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Tuesday, March 10, 2015 by dialing (877) 660-6853, or (201) 612-7415 for international callers, Conference ID# 13600838.  A transcription of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 business days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for asphalt road building; aggregate processing; oil, gas and water well drilling; and wood processing.  Astec's manufacturing operations are divided into three primary business segments:  road building and related equipment (Infrastructure Group); aggregate processing and mining equipment (Aggregate and Mining Group); and equipment for the extraction and production of fuels, biomass production, and water drilling equipment (Energy Group).

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the effects on the Company from its backlog, future federal highway funding, efforts to improve gross margin, the effect of closing the Loudon, Tennessee facility and our ability to complete and integrate the acquisitions.  These forward-looking statements reflect management's expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include:  general uncertainty in the economy, oil and liquid asphalt prices, rising steel prices, decreased funding for highway projects, the relative strength/weakness of the dollar to foreign currencies, production capacity, general business conditions in the industry, demand for the Company's products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity, tax rates and the impact of future legislation thereon, and those other factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2014.

For Additional Information Contact:
Benjamin G. Brock
President & Chief Executive Officer
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: bbrock@astecindustries.com
 or
David C. Silvious
 Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
 E-mail: dsilvious@astecindustries.com
or
Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com

Astec Industries, Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	Dec 31	Dec 31
	2014	2013
Assets
Current assets
Cash and cash equivalents	$13,023	$35,564
Investments	1,916	17,176
Receivables, net	107,301	94,789
Inventories	387,835	342,313
Prepaid expenses and other	43,116	32,569
Total current assets	553,191	522,411
Property and equipment, net	187,610	184,520
Other assets	64,664	42,360
Total assets	$805,465	$749,291
Liabilities and equity
Current liabilities
Accounts payable - trade	$60,987	$45,845
Other current liabilities	100,142	87,686
Total current liabilities	161,129	133,531
Non-current liabilities	44,984	35,249
Total equity	599,352	580,511
Total liabilities and equity	$805,465	$749,291

Astec Industries, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended Dec 31		Twelve Months Ended Dec 31
	2014	2013	2014	2013
Net sales	$239,509	$223,861	$975,595	$932,998
Cost of sales	186,389	176,538	760,279	725,879
Gross profit	53,120	47,323	215,316	207,119
Selling, general, administrative & engineering expenses	41,081	36,641	163,619	151,438
Income from operations	12,039	10,682	51,697	55,681
Interest expense	345	7	720	423
Other	472	1,082	2,881	2,812
Income before income taxes	12,166	11,757	53,858	58,070
Income taxes	3,666	3,492	19,400	19,028
Net income attributable to controlling interest	$8,500	$8,265	$34,458	$39,042

Earnings per Common Share
Net income attributable to controlling interest
Basic	$0.37	$0.36	$1.51	$1.72
Diluted	$0.37	$0.36	$1.49	$1.69

Weighted average common shares outstanding
Basic	22,838	22,765	22,819	22,749
Diluted	23,112	23,092	23,105	23,081

Astec Industries, Inc.
Segment Revenues and Profits
For the three months ended December 31, 2014 and 2013
(in thousands)
(unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate	Total
2014 Revenues	90,283	96,907	52,319	-	239,509
2013 Revenues	102,005	80,076	41,780	-	223,861
Change $	(11,722)	16,831	10,539	-	15,648
Change %	(11.5%)	21.0%	25.2%	-	7.0%

2014 Gross Profit	21,298	21,256	10,661	(95)	53,120
2014 Gross Profit %	23.6%	21.9%	20.4%	-	22.2%
2013 Gross Profit	20,675	19,610	7,104	(66)	47,323
2013 Gross Profit %	20.3%	24.5%	17.0%	-	21.1%
Change	623	1,646	3,557	(29)	5,797

2014 Profit (Loss)	8,353	5,835	2,658	(7,692)	9,154
2013 Profit (Loss)	7,914	6,068	123	(6,980)	7,125
Change $	439	(233)	2,535	(712)	2,029
Change %	5.5%	(3.8%)	2061.0%	(10.2%)	28.5%

Segment revenues are reported net of intersegment revenues.  Segment gross profit is net of profit on intersegment revenues.  A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Three months ended December 31
	2014	2013	Change $
Total profit for all segments	$9,154	$7,125	$2,029
Recapture (elimination) of intersegment profit	(749)	1,159	(1,908)
Net (income) loss attributable to non-controlling interest	95	(19)	114
Net income attributable to controlling interest	$8,500	$8,265	$235

Astec Industries, Inc.
Segment Revenues and Profits
For the twelve months ended December 31, 2014 and 2013
(in thousands)
(unaudited)

	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate	Total
2014 Revenues	386,356	384,883	204,356	-	975,595
2013 Revenues	398,399	350,514	184,085	-	932,998
Change $	(12,043)	34,369	20,271	-	42,597
Change %	(3.0%)	9.8%	11.0%	-	4.6%

2014 Gross Profit	80,432	91,978	42,969	(63)	215,316
2014 Gross Profit %	20.8%	23.9%	21.0%	-	22.1%
2013 Gross Profit	85,427	87,849	33,925	(82)	207,119
2013 Gross Profit %	21.4%	25.1%	18.4%	-	22.2%
Change	(4,995)	4,129	9,044	19	8,197

2014 Profit (Loss)	29,477	32,900	10,316	(35,270)	37,423
2013 Profit (Loss)	32,814	33,031	4,005	(30,367)	39,483
Change $	(3,337)	(131)	6,311	(4,903)	(2,060)
Change %	(10.2%)	(0.4%)	157.6%	(16.1%)	(5.2%)

Segment revenues are reported net of intersegment revenues.  Segment gross profit is net of profit on intersegment revenues.  A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Twelve months ended December 31
	2014	2013	Change $
Total profit for all segments	$37,423	$39,483	$(2,060)
Elimination of intersegment profit	(3,217)	(269)	(2,948)
Net (income) loss attributable to non-controlling interest	252	(172)	424
Net income attributable to controlling interest	$34,458	$39,042	$(4,584)

Astec Industries, Inc.
Backlog by Segment
December 31, 2014 and 2013
(in thousands)
(Unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Total
2014 Backlog	147,190	89,789	95,072	332,051
2013 Backlog	137,120	112,973	48,100	298,193
Change $	10,070	(23,184)	46,972	33,858
Change %	7.3%	(20.5%)	97.7%	11.4%